Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Reports Quarterly Revenue of $12.9 Million
Record Annual Revenue of $49.1 Million

Hackensack, NJ – July 21, 2022 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced its financial results for the year and fourth fiscal quarter ended April 30, 2022.

Fourth Quarter and Fiscal Year 2022 Financial and Recent Business Highlights:
•Fourth quarter revenue increased 22% to $12.9 million
•Record annual revenue of $49.1 million, an increase of 20% year-over-year
•Achieved high end of revenue guidance of 20%
•Gross margin improved to 52% for fiscal year 2022
•Adjusted EBITDA of $3.1 million for fiscal year 2022

Ronnie Morris, CEO of Champions, commented, “Fiscal year 2022 was an outstanding year for Champions as we successfully expanded our business lines while continuing to develop and implement our longer term strategies. Our ex-vivo business was especially promising as we saw rising demand for those services. Our computational discovery tools continue to evolve and this upcoming year will focus on moving these programs into preclinical development."

David Miller, CFO of Champions added, “We realized another year of financial milestones, reaching a record $49.1 million in revenue and delivering 20% top line growth, in line with the high end of revenue guidance. Our pipeline of opportunities remains robust and with the expansion of our platforms, we are well positioned to deliver strong financial results in fiscal year 2023. We’re projecting another year of top line revenue growth in the 20% range.”

Fourth Fiscal Quarter Financial Results

Total revenue for the fourth quarter of fiscal 2022 was $12.9 million, an increase of 22%, compared to $10.6 million for the same period last year. The increase in revenue was due to continued demand and larger study sizes for our pharmacology studies, including in-vivo and ex-vivo services. Total costs and operating expenses for the fourth quarter of fiscal 2022 were $13.2 million compared to $11.0 million for the fourth quarter of fiscal 2021, an increase of $2.2 million or 20%.

For the fourth quarter of fiscal 2022, Champions reported a loss from operations of $311,000, which includes $188,000 in stock-based compensation and $568,000 in depreciation and amortization compared to a loss from operations of $456,000, inclusive of $161,000 in stock-based compensation and $302,000 in depreciation and amortization in the fourth quarter of fiscal 2021. Excluding stock-based compensation, depreciation and amortization expenses, Champions

Exhibit 99.1
reported adjusted EBITDA for the quarter of $445,000, compared to $7,000 in the prior year period.

Cost of oncology solutions was $6.2 million for the three months ended April 30, 2022, an increase of $568,000, or 10% compared to $5.7 million for the three months ended April 30, 2021. The increase in cost of sales was primarily due to an increase in compensation expense for our SaaS platform. For the three months ended April 30, 2022, gross margin was 52% compared to 46% for the three months ended April 30, 2021. The improvement in gross margin was the direct result of decreasing the Company’s reliance on outsourcing and leveraging revenue growth over the fixed cost component of cost of sales.
Research and development expense was $2.6 million for the three months ended April 30, 2022, an increase of $520,000, or 25%, compared to $2.1 million in the prior year. The increase was primarily due to compensation and lab expenses as we increased investment in our drug discovery program. Sales and marketing expense for the three months ended April 30, 2022 was $1.6 million, remaining relatively flat with an increase of $143,000, or 10%, compared to $1.5 million for the three months ended April 30, 2021. General and administrative expense was $2.8 million for the three months ended April 30, 2022 compared to $1.8 million for the three months ended April 30, 2021, an increase of $936,000, or 51%. The increase was primarily due to an increase in depreciation and amortization expenses of approximately $300,000, write-off of bad debt of $200,000, and an increase in IT expenses, specific to computing costs, of $300,000 to support the overall growth of the organization.

Net cash generated from operating activities for the quarter was approximately $700,000 resulting from operating income excluding stock-based compensation and other non-cash related expenses, and an increase in deferred revenue stemming from our bookings growth. Net cash used in investing activities was $400,000 primarily from investment in additional lab equipment. The Company ended the quarter with a strong cash position of $9.0 million and no debt.

Year-to-Date Financial Results

Total revenue for fiscal year 2022 was $49.1 million, an increase of 20%, compared to $41.0 million for fiscal year 2021. The increase in revenue was due to the expansion of our platforms, business lines, and demand for our services. Total operating expenses increased 19% to $48.5 million for fiscal year 2022, as compared to $40.7 million for the prior year.

For the twelve months ended April 30, 2022, Champions reported net income from operations of $607,000, inclusive of $912,000 in stock-based compensation expense and $1.6 million in depreciation and amortization expenses compared to income from operations of $366,000, inclusive of $598,000 in stock-based compensation expense, and $1.2 million in depreciation and amortization expenses for the prior year. Excluding stock-based compensation, depreciation and amortization, Champions reported adjusted EBITDA of $3.1 million for fiscal year 2022 compared to adjusted EBITDA of $2.1 million in the prior year.

Cost of oncology solutions was $23.6 million for the twelve months ended April 30, 2022, an increase of $2.2 million or 10%, compared to $21.4 million, for the twelve months ended April 30, 2021. The increase in cost of oncology services was mainly due to an increase in compensation and supply expenses resulting from increased study volume and compensation expenses for our SaaS platform. These increases were offset by a decrease in outsourced lab services. Gross margin was 52% for the twelve months ended April 30, 2022 compared to 48% for the twelve months ended April 30, 2021.The improvement in gross margin was the direct result of decreasing the Company’s reliance on outsourcing and leveraging revenue growth over the fixed cost component of cost of sales.

Exhibit 99.1

Research and development expense was $9.4 million for fiscal year 2022, an increase of $2.2 million, or 30%, compared to $7.2 million for the prior year. The increase was mainly due to the investment in therapeutic discovery programs with the increase coming primarily from compensation and lab supply expenses. Sales and marketing expense for fiscal year 2022 was $6.4 million, an increase of $859,000, or 16%, compared to $5.5 million for fiscal year 2021. The increase was primarily due to compensation expense driven by the continued expansion of our business development teams and travel expenses which increased with the easing of Covid restrictions. General and administrative expense was $9.1 million for fiscal year 2022, an increase of $2.6 million, or 40%, compared to $6.5 million for fiscal year 2021. General and administrative expenses were primarily comprised of compensation, insurance, professional fees, IT, and depreciation and amortization expenses. The increase in general and administrative expense was primarily due to increases in non-cash expenses of $900,000, compensation, and IT computing expenses to support the overall growth of the company.

Net cash generated from operations was $6.5 million for fiscal year 2022. Cash generated from operations was primarily due to improving cash based operational results as well as an increase in deferred revenue due to strong bookings. Changes in working capital accounts occurred in the ordinary course of business. Net cash used in investing activities was $2.4 million primarily from investment in additional lab equipment and software development costs. The Company ended the year in strong cash position of $9.0 million and has no debt.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its fourth quarter financial results. To participate in the call, please call 888-506-0062 (domestic) or 973-528-0011 (international) ten minutes ahead of the call and enter the access code 908668. A replay of the call will be available by dialing 877-481-4010 (Domestic) or 919-882-2331 (International) and entering passcode: 46134, or by accessing the investors section of the company's website within 72 hours.

Full details of the Company’s financial results will be available on, or before, Monday July 25, 2022 in the Company’s Form 10-K at https://www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP to non-GAAP Net Income (loss) (Unaudited) for an explanation of the amounts excluded to arrive at non-GAAP net income (loss) and related non-GAAP net income per share amounts for the three and twelve months ended April 30, 2022 and 2021. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and non-GAAP income (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive income (loss) per share amounts as non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net income (loss) and non-GAAP diluted income (loss) per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Exhibit 99.1

Champions Oncology is a technology-driven research organization that develops innovative therapeutics against cancer targets, offers groundbreaking research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2022 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2022	2021	2022	2021
Net income (loss) - GAAP	$(344)	$(481)	$548	$362
Less:
Stock-based compensation	$188	$161	$912	$598
Net income (loss) - non-GAAP	$(156)	$(320)	$1,460	$960

Reconciliation of GAAP EPS to Non-GAAP EPS - Basic (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2022	2021	2022	2021
EPS – GAAP, basic	$(0.03)	$(0.04)	$0.04	$0.03
Less:
Effect of stock-based compensation on EPS	$0.01	$0.01	$0.07	$0.05
EPS - non-GAAP, basic	$(0.02)	$(0.03)	$0.11	$0.08

Reconciliation of GAAP EPS to Non-GAAP EPS -Diluted (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2022	2021	2022	2021
EPS – GAAP, diluted	$(0.03)	$(0.04)	$0.04	$0.02
Less:
Effect of stock-based compensation on EPS	$0.01	$0.01	$0.07	$0.05
EPS - non-GAAP, diluted	$(0.02)	$(0.03)	$0.11	$0.07

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2022	2021	2022	2021
Oncology services revenue	$12,877	$10,565	$49,109	$41,040

Costs and operating expenses:
Cost of oncology services	6,221	5,653	23,632	21,446
Research and development	2,590	2,070	9,374	7,196
Sales and marketing	1,615	1,472	6,379	5,520
General and administrative	2,762	1,826	9,117	6,512
Income (loss) from operations	$(311)	$(456)	$607	$366
Other income (expense), net	(35)	7	(24)	71
Net income (loss) before provision (benefit) for income taxes	$(346)	$(449)	$583	$437
Provision (benefit) for income taxes	(2)	32	35	75
Net income (loss)	$(344)	$(481)	$548	$362

Net income (loss) per common share outstanding
basic	$(0.03)	$(0.04)	$0.04	$0.03
and diluted	$(0.03)	$(0.04)	$0.04	$0.02

Weighted average common shares outstanding
basic	13,509,151	13,401,461	13,197,170	13,138,995
and diluted	13,509,151	13,401,461	14,159,799	14,573,561

Condensed Consolidated Balance Sheets as of

	April 30, 2022	April 30, 2021
Cash	$9,007	$4,687
Accounts receivable	9,513	6,986
Prepaid expenses and other current assets	1,144	957
Total current assets	19,664	12,630

Property and equipment, net	$7,134	$6,090
Operating lease right-of-use assets, net	8,230	8,521
Other long term assets	15	15
Goodwill	335	335
Total assets	$35,378	$27,591
Accounts payable	2,868	1,894
Accrued liabilities	2,414	2,231
Current portion of operating lease liabilities	1,054	818
Other current liability	72	—
Deferred revenue	11,071	6,256
Total current liabilities	17,479	11,199

Non-current portion operating lease liabilities	8,412	8,783
Other non-current liabilities	391	181
Stockholders’ equity	9,096	7,428
Total liabilities and stockholders’ equity	$35,378	$27,591

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2022	2021
Cash flows from operating activities:
Net income	$548	$362
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation expense	912	598
Depreciation and amortization expense	1,627	1,184
Operating lease right of use assets	786	398
Net gain on disposal of equipment	(4)	—
Allowance for doubtful accounts	292	49
Gain on termination of operating lease	—	(75)
Changes in operating assets and liabilities	2,336	(4,197)
Net cash provided by (used in) operating activities	6,497	(1,681)

Cash flows from investing activities:
Purchases of property and equipment	(2,384)	(3,281)
Refund of security deposit	—	112
Net cash used in investing activities	(2,384)	(3,169)

Cash flows from financing activities:
Finance lease payments	—	(174)
Proceeds from exercise of options and warrants	207	1,369
Net cash provided by financing activities	207	1,195

Increase/decrease in cash	4,320	(3,655)
Cash, beginning of period	4,687	8,342
Cash, end of period	$9,007	$4,687

Non-cash operating activities:
Right-of-use assets obtained in exchange for operating lease liabilities	205	6,121